EXHIBIT 11

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

September 25, 2025

To the Board of Directors of Tirios Propco Series LLC,

We hereby consent to the inclusion of our Auditors' Report, dated June 27, 2025, on the consolidated financial statements of Tirios Propco Series LLC – which comprise the consolidated balance sheet as of December 31, 2024 and December 31, 2023, and the related statements of income, changes in stockholders' equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements— in the Company's Form 1-A. We also consent to application of such report to the financial information in the Report on Form 1-A, when such financial information is read in conjunction with the consolidated financial statements referred to in our report.

Sincerely,

Alice.CPA LLC

Robbinsville, New Jersey

September 25, 2025